UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Graco Inc.
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GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2018 Annual Meeting of Shareholders of Graco Inc. will be held on April 27, 2018, beginning at 1:00 p.m. Central Time. We are pleased that this year’s meeting will again be a completely virtual meeting of shareholders. Our virtual shareholder meeting format uses technology designed to increase shareholder access. In addition to on-line attendance, we provide shareholders with an opportunity to hear all portions of the official meeting as conducted by the Chairman of the Board and the Secretary, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions by members of our Board of Directors or senior management team immediately following the formal portion of the meeting. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GGG2018. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the annual meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure you are logged in when the meeting starts.

At this meeting, shareholders will consider the following matters:

1.	Election of four directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2018.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 26, 2018, are entitled to vote at this meeting or any adjournment.

We encourage you to join us via the Internet and vote at the meeting. Regardless of whether you plan on joining the meeting, we encourage you to vote by Internet, or by requesting a paper copy and voting by telephone or by returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares online during the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. Instructions on how to vote while participating in the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GGG2018.

Sincerely,

Patrick J. McHale	Karen Park Gallivan
President and Chief Executive Officer	Secretary

March 14, 2018
Minneapolis, Minnesota

Graco Inc. 2018 Proxy Statement

Graco Inc. 2018 Proxy Statement

GENERAL REQUESTS FOR GRACO INC. 2017 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2017 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

Graco Inc. 2018 Proxy Statement

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2018

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 27, 2018 and any adjournments of that meeting (the “Meeting”). Throughout this Proxy Statement, we may refer to Graco Inc. as “us,” “we,” “Graco,” “our Company” or “the Company.”

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 14, 2018, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors and the advisory vote on our executive compensation will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee will not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors in an uncontested election is a majority of votes cast, where the number of votes cast “for” a nominee exceeds the number of votes cast “against” a nominee. In a contested election, the vote required for the election of directors is a plurality of votes cast. In the event an incumbent director does not receive a sufficient number of the votes cast for re-election, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2018 requires the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal. An abstention will have no effect on the election of directors or the vote on our executive compensation, but will have the effect of a vote against the ratification of the appointment of Deloitte and Touche LLP.

Graco Inc. 2018 Proxy Statement

Only shareholders of record as of the close of business on February 26, 2018 may vote at the Meeting. As of that date, there were 169,068,427 issued and outstanding common shares of the Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet, 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Time, on April 26, 2018. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares, 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Time, on April 26, 2018. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it to be received no later than April 26, 2018.

4.	Vote Online During the Meeting.

You may vote online during the Meeting through the link www.virtualshareholdermeeting.com/GGG2018. The 16-digit control number provided on your Notice or proxy card is necessary to access this site.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

BOARD OF DIRECTORS

N ominees and Continuing Directors

The following information is given with respect to the four nominees for election at the Meeting and the other six directors whose terms of office will continue after the Meeting, and includes a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of the nominees and directors should serve as members of the Board. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at the Meeting to terms expiring in 2021:

William J. Carroll

Mr. Carroll, 73, was Chief Executive Officer of Limo-Reid, Inc. d/b/a NRG Dynamix, a power train designer and manufacturer, from March 2009 until June 2011. Mr. Carroll has been a principal of Highland Jebco LLC, which provides advisory and consulting services to the automotive parts industry, since 2006. He was the Director of Economic and Community Development for the City of Toledo, Ohio from September 2004 until January 2006. From September 2003 to March 2004, Mr. Carroll was President and Chief Operating Officer of Dana Corporation, a manufacturer and supplier of components and systems for vehicular and industrial manufacturers worldwide. From 1997 to March 2004, Mr. Carroll

Graco Inc. 2018 Proxy Statement

was President - Automotive Systems Group of Dana Corporation. Mr. Carroll has been a director of Graco since June 1999. Mr. Carroll brings to our Board a seasoned perspective and comprehensive breadth of expertise on the automotive industry, a key market served by Graco, as well as considerable skill in financial, accounting and manufacturing oversight. Our Board recognizes this skill through its designation of Mr. Carroll as one of our audit committee financial experts and by his appointment as Chair of the Audit Committee.

Jack W. Eugster

Mr. Eugster, 72, was President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1980 until his retirement in January 2001. He also served as Chairman of Musicland Stores from 1986 until his retirement. Mr. Eugster has been a director of Graco since February 2004. From 2004 until April 2016, he served as a director of Black Hills Corporation; from 2009 until June 2015, Mr. Eugster served as a director of Life Time Fitness, Inc.; from 1993 until November 2012, Mr. Eugster served as a director of Donaldson Company, Inc.; and from 2000 until 2007, he was a director of Golf Galaxy, Inc. From 1991 until 2005, Mr. Eugster served as a director of ShopKo Stores, Inc., and was Chairman of the Board from 2001 until 2005. Mr. Eugster also serves, or has served, as a director of several private companies, including Zone Mechanical Inc., where he has been a director since 2015, and Baker & Taylor, Inc., where he served as a director from 2008 until 2015. Among other qualifications, Mr. Eugster brings to our Board more than forty years of public company experience, including extensive experience as an executive and as a director. He has extensive knowledge of and expertise in finance and marketing, and is able to devote considerable attention to Company matters.

R. William Van Sant

Mr. Van Sant, 79, has been a Special Advisor at Yukon Partners II, LLC, a provider of mezzanine financing for middle-market private equity transactions, since July 2014, and an Operating Partner at TJM Capital Partners, an operationally-focused private equity firm, since 2015. He also serves as Executive Chairman of the Board of Directors of Builtrite Holdings, LLC, a portfolio company of TJM Capital. In addition to actively advising private equity funds and their portfolio companies, Mr. Van Sant may from time to time take ownership interests in the funds and portfolio companies he advises. From December 2013 until June 2017, he was a Senior Operating Partner at Tenex Capital Management, L.P., a private equity firm, and from September 2012 until December 2013, he served a Senior Advisor. During this time, he also served as the Chairman or as a director of several portfolio companies of Tenex. From January 2008 until February 2013, he was an Operating Partner of Stone Arch Capital, LLC, a private equity firm. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, he was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since February 2004 and is also a director of H.B. Fuller Company. Among other qualifications, Mr. Van Sant is an expert in management, finance and manufacturing operations, experience he has acquired over many years as an executive and/or director of various manufacturing companies, including those listed above as well as Nortrax, Inc., Lukens Inc., Blount, Inc., and Cessna Aircraft Company. He also held roles of increasing responsibility over a nearly thirty year career at John Deere Company. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics, particularly with respect to mergers and acquisitions. He has been designated by our Board as an audit committee financial expert.

Emily C. White

Ms. White, 39, was Chief Operating Officer at Snap Inc., a photo messaging company, from January 2014 through March 2015. Prior to joining Snap, Ms. White held several leadership roles at Facebook, Inc., a social networking company, from 2010 to 2013, including Head of Business Operations for Instagram, Senior Director of Mobile Business Development and Partnerships, and Senior Director of Local. Ms. White also held leadership roles at Google from 2001 to 2010. She has been a director of Graco since February 2018 and is also a director of lululemon athletica inc. and Zayo Group Holdings, Inc. Ms. White is an advisor to Hyperloop One, VSCO and Anthos Capital, and serves on the Executive Advisory Council for the National Center for Women & Information Technology. Ms. White brings e-commerce and social media expertise to our Board as well as a wealth of business experience and judgment gained in her senior management positions at some of the world’s most successful technology companies.

Graco Inc. 2018 Proxy Statement

Directors whose terms continue until 2019:

Eric P. Etchart

Mr. Etchart, 61, was Senior Vice President, Business Development of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment, from January 2015 until his retirement in January 2016. Mr. Etchart served as President of Manitowoc Cranes and Senior Vice President of The Manitowoc Company, Inc. from 2007 until January of 2015. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group, in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc in 2001, and PPM Cranes S.A. Mr. Etchart has been a director of Graco since December 2010. He also serves as a director of Alamo Group Inc. and of WD-40 Company. Among other qualifications, Mr. Etchart brings to our Board over thirty years of global manufacturing experience, as well as extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with over twenty years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well-suited to provide an international perspective to the Board as we develop our business in global markets. Mr. Etchart was recognized as a National Association of Corporate Directors (NACD) Board Leadership Fellow in May 2016.

Jody H. Feragen

Ms. Feragen, 62, was the Executive Vice President and Chief Financial Officer of Hormel Foods Corporation, a multinational marketer and manufacturer of brand name food and meat products, from October 2010 until October 2016. She served as Hormel’s Senior Vice President and Chief Financial Officer from 2007 to 2010, and Vice President of Finance and Treasurer from 2005 to 2007. She also served on Hormel’s board of directors from 2007 until October 2016. Ms. Feragen is a director and Chair of the Audit Committee of Patterson Companies, Inc., and is a director of the University of North Dakota Alumni Association & Foundation, where she served as Chair from 2015 to 2017. Ms. Feragen has been a director of Graco since September 2015. Ms. Feragen brings to our Board a wealth of financial expertise, business acumen, strong leadership skills and extensive public company experience. She has been designated by our Board as an audit committee financial expert.

J. Kevin Gilligan

Mr. Gilligan, 63, is Chairman and Chief Executive Officer of Capella Education Company, an online education provider. He has served as Chief Executive Officer of Capella Education since March 2009, and as Chairman since February 2010. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from October 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until January 2004. Mr. Gilligan has been a director of Graco since February 2001 and is also a director of Capella Education Company. From 2004 until 2009, Mr. Gilligan was a director of ADC Telecommunications, Inc., and served as lead director from 2008 until 2009. Among other qualifications, Mr. Gilligan brings to our Board over twenty-five years of global operational experience as well as comprehensive knowledge of the construction industry, one of the key industries Graco serves. Mr. Gilligan’s public company experience as both an executive and as a director provides additional depth to our Board’s leadership capabilities. Our Board recognizes this experience and leadership by his appointment as Chair of the Management Organization and Compensation Committee.

Directors whose terms continue until 2020:

Patrick J. McHale

Mr. McHale, 56, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2007. He served as Vice President and General Manager, Lubrication Equipment Division of Graco from June 2003 until June 2007. He was Vice President, Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989 and has been a director since June 2007. Mr. McHale has over twenty-seven years of progressive experience in various manufacturing, sales and marketing roles while at Graco. He has extensive manufacturing experience and in-depth knowledge of financial and managerial accounting practices at Graco.

Graco Inc. 2018 Proxy Statement

Lee R. Mitau

Mr. Mitau, 69, was Executive Vice President and General Counsel of U.S. Bancorp, the fifth-largest commercial bank in the United States by assets, from 1995 until his retirement in March 2013. Mr. Mitau has been a director of Graco since May 1990. He served as Chairman of the Board of the Company from May 2002 until April 2006 and has been serving as Chairman of the Board of the Company since June 2007. He also serves as Chairman of the Board of H.B. Fuller Company, a position he has held since 2006. Among other qualifications, Mr. Mitau brings to our Board extensive public company legal and governance expertise developed in his roles as an executive, a director and as the former chair of the corporate and securities practice of a global law firm. In addition, he is an expert in corporate finance and mergers and acquisitions. Mr. Mitau’s long service on our Board and his in-depth knowledge of our business, combined with his leadership and corporate governance skills, make him particularly well-qualified to be our Chairman and Chair of our Governance Committee.

Martha A. Morfitt

Ms. Morfitt, 60, is President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements, from 2009 through March 2012. Ms. Morfitt left her position at Airborne effective March 30, 2012 as a result of the acquisition of Airborne by Schiff Nutrition Group on March 30, 2012. She also served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products, from 2001 through March 2007. Ms. Morfitt left her position at CNS effective March 2007 as a result of the acquisition of CNS by GlaxoSmithKline plc in December 2006. Ms. Morfitt has been a director of Graco since October 1995 and is also a director of lululemon athletica inc and Mercer International, Inc. From 2008 until June 2015, Ms. Morfitt served as a director of Life Time Fitness, Inc.; from 1998 until 2007, she served as a director of CNS; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc. Among other qualifications, Ms. Morfitt brings a wealth of global marketing and leadership skills to our Board. Her experience as CEO at River Rock Partners, Airborne and CNS, as well as her experience as a Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. Ms. Morfitt’s long service on our Board and her considerable knowledge of our business make her well-suited to provide advice with respect to our strategic plans and marketing programs.

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. In August 2017, Mr. Van Sant reached age 79. At its September 2017 meeting, the Board considered whether Mr. Van Sant had current, substantial engagement in business activities that require skills relevant to our Company’s business and useful to the Board. The Board once again unanimously determined that it would waive the mandated retirement of Mr. Van Sant, which waiver shall be reviewed annually, because Mr. Van Sant’s current and substantial engagement with private equity firms and their portfolio companies requires skills relevant to Graco’s business and useful to the Board.

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems

Graco Inc. 2018 Proxy Statement

appropriate. In 2017, Ms. White was identified and recommended for consideration as a director on our Board by one of our non-employee directors.

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable him or her to make a significant contribution to the governance of our Company.

Board Diversity

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section above. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters.

To nominate a director, our bylaws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, as they appear in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by, or any other direct or indirect interest in the capital stock of our Company held by, each such nominee and such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Mr. Carroll, Mr. Etchart, Mr. Eugster, Ms. Feragen, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Sant and Ms. White are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. McHale, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors have any relationship with our Company other than as a director and shareholder.

Graco Inc. 2018 Proxy Statement

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer. Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because, in the wake of difficult or volatile economic times such as those experienced during the economic recession of the late 2000’s, it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Chairman. Moreover, Mr. Mitau has significant public company and governance experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in our Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee our Company’s compliance with legal and regulatory requirements.

Our Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year, including an annual risk assessment on the Company’s executive compensation program as discussed in more detail on page 18. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September to ensure completeness, appropriate oversight and review. We believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

MEETINGS OF THE BOARD OF DIRECTORS

During 2017, our Board of Directors met five times. Attendance of our directors at all Board and committee meetings averaged 97%. During 2017, every director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2017, all of the directors attended the Annual Meeting of Shareholders, other than one director who was unable to attend due to a family medical emergency. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 26, 2018, the record date, was as follows:

Audit	Governance	Management Organization and Compensation
William J. Carroll, Chair	Lee R. Mitau, Chair	J. Kevin Gilligan, Chair
Eric P. Etchart	William J. Carroll	Eric P. Etchart
Jack W. Eugster	Jack W. Eugster	Jody H. Feragen
Jody H. Feragen	J. Kevin Gilligan	Lee R. Mitau
R. William Van Sant Emily C. White	Martha A. Morfitt R. William Van Sant	Martha A. Morfitt Emily C. White

Graco Inc. 2018 Proxy Statement

Audit Committee (8 meetings in fiscal year 2017)

The Audit Committee is composed entirely of directors who meet the independence requirements of the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Mr. Carroll, Ms. Feragen and Mr. Van Sant are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 16, 2018.

Governance Committee (4 meetings in fiscal year 2017)

The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•	Recommends to the Board requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and Chief Executive Officer.

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 16, 2018.

Management Organization and Compensation Committee (3 meetings in fiscal year 2017)

The Management Organization and Compensation Committee is composed entirely of directors who meet the independence requirements of the New York Stock Exchange. The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the Chief Executive Officer and approves the compensation of the executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Reviews the performance of the Chief Executive Officer based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock option and other stock-based compensation plans; and

•	Reviews and makes recommendations on executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 16, 2018.

Graco Inc. 2018 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Management Organization and Compensation Committee during 2017 has ever been an officer or employee of our Company or any of its subsidiaries.

DIRECTOR COMPENSATION

2017 Non-Employee Director Compensation	Amount
Annual Equity Grant	$125,000(1)
Annual Board Retainer	$65,000
Annual Chair Retainer	$95,000
Annual Committee Retainer:
Audit Committee	$10,000
Management Organization and Compensation Committee	$5,000
Governance Committee	$5,000
Annual Committee Chair Retainer (2):
Audit Committee	$20,000
Management Organization and Compensation Committee	$12,500
Governance Committee	$10,000

(1)	Approximate economic value of annual equity grant based on Black-Scholes value per share on the date of grant.

(2)	Effective May 1, 2017.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainers. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Non-employee directors receive an annual option grant. In 2017, non-employee directors received an annual option grant of 12,870 shares (as adjusted for the three-for-one split of the Company’s stock on December 27, 2017) on the date of the Company’s Annual Meeting of Shareholders. The number of shares granted was based on a split-adjusted Black-Scholes value of $9.70 per share on April 28, 2017, and an economic value of approximately $125,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to that of the most recent option grant for non-employee directors. There were no first-time non-employee director appointments in 2017. Options granted to non-employee directors are issued under the Graco Inc. 2015 Stock Incentive Plan. The options are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the last sale price of the stock as reported by the New York Stock Exchange on the date immediately prior to the date of grant.

Our Board’s philosophy is to target retainer compensation at a level approximately comparable to the median of the market, and to target equity compensation in the form of stock options at a level approximately comparable to the 75th percentile of the market, in order to attract and retain capable Board members, to encourage above-market Company performance, and to strengthen the link between our director compensation program and the interests of our shareholders in Graco stock performance.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2017 meeting. The peer companies selected for the comparison matched the peer group identified for executive compensation on page 20 of the Compensation Discussion and Analysis section of the Proxy Statement for the 2017 Annual Meeting of Shareholders. In reviewing the peer group comparison, the Governance Committee concluded that annual committee chair retainers fell below the median of the peer group. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that, effective May 1, 2017, the annual retainer for the Chair of the Governance Committee will increase from $7,500 to $10,000, the annual retainer for the Chair of the Management Organization and Compensation Committee will increase from $10,000 to $12,500, and the annual retainer for the Chair of the

Graco Inc. 2018 Proxy Statement

Audit Committee will increase from $15,000 to $20,000. No other adjustments were made to the non-employee directors’ compensation.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2018 meeting. The peer companies selected for the comparison matched the peer group identified for executive compensation on page 21 of the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that its current retainer compensation is approximately at the median of the peer group, and that its equity compensation is approximately at the 75th percentile of the peer group, so no changes were proposed for 2018.

Share ownership guidelines for our directors require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainer and meeting fees in Company stock. Shares of common stock directly and beneficially owned, as well as phantom stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. The annual retainer calculation is set at the rate then in effect for the non-Chairman annual retainer and does not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau and Ms. Morfitt upon their respective retirements.

Director Compensation Table for Fiscal Year Ended December 29, 2017.

The following table summarizes the total compensation paid to or earned by our non-employee directors for their service during the fiscal year ended December 29, 2017:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4, 5) ($)	Total ($)
William J. Carroll	73,750	24,583	124,900	—	223,233
Eric P. Etchart	—	80,000	124,900	—	204,900
Jack W. Eugster	18,386	70,157	124,900	—	213,443
Jody H. Feragen	391	79,609	124,900	—	204,900
J. Kevin Gilligan	—	78,125	124,900	—	203,025
Lee R. Mitau	—	114,167	124,900	4,000	243,067
Martha A. Morfitt	—	75,000	124,900	4,000	203,900
R. William Van Sant	—	80,000	124,900	—	204,900

(1)	Mr. Carroll elected to receive 75% of his retainers in cash and 25% in deferred stock. Mr. Eugster elected to receive approximately 20% of his retainers in cash and 80% in deferred stock. Ms. Feragen elected to receive all her retainers in shares of stock plus cash in lieu of any fractional share. All other non-employee directors elected to receive all retainers in deferred stock.

Graco Inc. 2018 Proxy Statement

(2)	During all or a portion of their service on the Board, Messrs. Carroll, Etchart, Eugster, Gilligan, Mitau and Van Sant and Ms. Morfitt elected to defer some or all of their compensation. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2017 fiscal year-end are as follows (as adjusted for a three-for-one split of the Company’s stock on December 27, 2017):

Name	Account Balance (Shares)
Mr. Carroll	50,679
Mr. Etchart	4,574
Mr. Eugster	50,256
Mr. Gilligan	75,870
Mr. Mitau	165,824
Ms. Morfitt	96,070
Mr. Van Sant	61,772

(3)	Each non-employee director received an annual option grant of 12,870 shares (as adjusted for a three-for-one split of the Company’s stock on December 27, 2017) on April 28, 2017, the date of the Annual Meeting of Shareholders. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2017, computed in accordance with financial accounting principles, which is based on a split-adjusted per share value of $9.70 for options granted on April 28, 2017. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K. The aggregate number of outstanding split-adjusted option grants at fiscal year-end 2017 are as follows:

Name	Unvested Shares	Exercisable Shares
Mr. Carroll	38,015	79,213
Mr. Etchart	38,015	57,913
Mr. Eugster	38,015	130,813
Ms. Feragen	35,415	9,024
Mr. Gilligan	38,015	79,213
Mr. Mitau	38,015	105,013
Ms. Morfitt	38,015	117,913
Mr. Van Sant	38,015	27,613

(4)	Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau and Ms. Morfitt, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chairman directors in effect immediately prior to the director’s retirement. The plan further provides that if an eligible non-employee director dies before retirement, payment shall be made to the director’s beneficiary (or estate if no beneficiary is designated) in one lump sum in an amount equal to the total amount of the payments that would have been made had he or she retired on the date of his or her death and survived to the date of the final payment.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:
•	Discount rate: 3.90% at December 31, 2017.
•	Retirement age: The plan does not have a specified normal retirement age. Therefore, the values reflect the increase/decrease in present value of the accrued benefit as of December 31, 2017.
•	Form of payment: Five-year certain (payable quarterly).

Graco Inc. 2018 Proxy Statement

COMMUNICATIONS WITH THE BOARD

Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Vice President, General Counsel and Secretary. If a communication does not relate in any way to Board matters, she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Vice President, General Counsel and Secretary will keep a log of all communications addressed to the Board that she receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:

Board of Directors

Graco Inc.

c/o Karen Park Gallivan, Vice President, General Counsel and Secretary

P.O. Box 1441

Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com

CORPORATE GOVERNANCE DOCUMENTS

The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on our website at www.graco.com and may be found by selecting the “Investors” tab and then clicking on “Corporate Governance.”

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 29, 2017 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the applicable Public Company Accounting Oversight Board standards. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 29, 2017, be included in the Company’s 2017 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee
Mr. William J. Carroll, Chair
Mr. Eric P. Etchart
Mr. Jack W. Eugster
Ms. Jody H. Feragen
Mr. R. William Van Sant
Ms. Emily C. White

Graco Inc. 2018 Proxy Statement

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 29, 2017 and December 30, 2016. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining the Deloitte Firms’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year Ended 12/29/2017	Fiscal Year Ended 12/30/16
Audit Fees(1)	$1,014,000	$1,137,000
Audit-Related Fees	—	—
Tax Fees(2)	$549,000	$243,000
Total	$1,563,000	$1,380,000

(1)	Audit Fees include fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of our SEC filings, and consents.

(2)	Tax Fees in 2017 include tax compliance services of $117,000 and tax advice of $432,000. Tax Fees in 2016 include tax compliance services of $54,000 and tax advice of $189,000.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Graco Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In 2017, the Company achieved record levels of sales and increased its dividend while continuing to invest in its four core strategies for growth and long-term value creation: new product development; new markets; global expansion; and acquisitions. During the year, net sales were $1.475 billion (up 11% from 2016), diluted earnings per share (“EPS”) were $1.45 (up 504% from 2016), and dividends paid per share were $0.48 (up 9% from 2016 - our 18th consecutive annual increase). Net earnings in 2016 included a non-cash impairment charge of $192 million ($161 million after tax effects) ($0.94 per diluted share) related to assets of businesses acquired in 2014 and 2015 that have significant exposure to oil and natural gas markets. Total shareholder return during the period was 65%. The Company’s short-term cash incentive plan continued to use net sales and EPS as the sole metrics to reward top and bottom-line performance. The EPS metrics used for 2017 were adjusted to exclude certain unusual items as defined by the Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”), as described in more detail on pages 23 and 24, which we refer to as “Adjusted EPS.” Accordingly, the Adjusted EPS in this Proxy Statement differ from the adjusted EPS reported in our earnings release. For 2017, Adjusted EPS were $1.46. The following charts detail the Company’s net sales and Adjusted EPS results against targets and prior year performance.

The Company’s named executive officers (“Named Executive Officers” or “NEOs”) for 2017 were:

Name	Title
Patrick J. McHale	President and Chief Executive Officer
Christian E. Rothe	Chief Financial Officer and Treasurer
Dale D. Johnson	President, Worldwide Contractor Equipment Division
Mark W. Sheahan	Vice President and General Manager, Applied Fluid Technologies Division
Jeffrey P. Johnson	Vice President and General Manager, EMEA

Consideration of “Say-on-Pay” Voting Results

The MOCC targets a competitive and equitable executive compensation program that rewards Company (or, in some cases, region or division) and individual performance. In making executive compensation decisions, the MOCC considers the results of the most recent advisory, non-binding vote on the compensation paid to our NEOs. At the Annual Meeting of Shareholders in April of 2016, our shareholders approved the compensation paid to our NEOs by over 94%. The MOCC believes this favorable outcome reflects our shareholders’ strong support of the Company’s executive compensation philosophy, program and practices. As a result, the MOCC determined it was not necessary to make any material changes to the Company’s executive compensation program for 2017. Our executive compensation received nearly 93% support at the Annual Meeting of Shareholders in April of 2017.

Graco Inc. 2018 Proxy Statement

Compensation Philosophy

Pay-for-Performance	Shareholder Alignment	Accountability for Short- and Long-Term Performance
All components of variable compensation are tied to the performance of the Company, division or region.	Long-term incentives are designed to align the financial interests of the executive officers with the long-term interests of the Company’s shareholders.	Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.

Competitiveness	Attraction and Retention
All components of compensation are designed to be competitive with companies in similar industries with comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent.

Graco’s executive compensation program is designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can establish and drive financial and strategic growth objectives that are intended to build long-term shareholder value.

Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. Certain characteristics of the Company’s executive compensation program are designed to motivate our executive officers, individually and as a group, to not take excessive risks that could maximize short-term results at the expense of long-term value. These characteristics include:

•      Balanced Mix of Pay Components: The target compensation mix represents a balance of base salary, short-term and long-term incentive-based compensation.

•      Vesting Schedules: Long-term incentives typically vest over four years and have overlapping vesting schedules, thereby reducing an executive officer’s motivation to maximize performance in any one period.

•      Capped Incentive Awards: Annual short-term incentive payouts are capped.

•      Recoupment Policy: If there is a material restatement of a financial statement due to an executive officer’s intentional misconduct or fraud, our executive officers must, upon request of the MOCC, pay back the portion of any short-term incentive payment that would not have been earned if the payment had originally been made based on the restated financials, net of taxes. In addition, any executive officer who engaged in the intentional misconduct or fraud that caused or contributed to the need for the restatement must, upon request of the MOCC, pay back the entire amount of any short-term incentive payment, net of taxes. If an executive officer is terminated for gross and willful misconduct, including but not limited to misconduct that caused or contributed to the need for a material restatement of a financial statement, the executive officer’s unexercised options will terminate as of the time of the misconduct. Similarly, if the Company determines that an executive officer who is no longer with the Company engaged in gross and willful misconduct while employed by the Company, the executive officer’s unexercised options will terminate as of the time of the misconduct. Further, if an executive officer’s options are exercised and the Company later determines that the executive officer engaged in gross and willful misconduct during employment before the options were exercised, the executive officer’s options will be terminated as of the time of the misconduct and the Company may rescind the exercise of the options.

•      Stock Ownership Guidelines: We require our executive officers to retain, until retirement or other termination of employment, an amount equal to 50% of net shares from awards granted under the Company’s equity programs on or after April 23, 2010 up to five times the current base salary for the CEO, three times the current base salary for individuals reporting directly to the CEO and two times the current base salary for individuals reporting to someone other than the CEO.

Compensation Risk Assessment

The Company’s Internal Audit Department conducts an annual risk assessment on the Company’s executive compensation program and presents its findings to the MOCC and the Audit Committee. The risk assessment identifies, among other things, certain potential risks in the Company’s short- and long-term incentive plans and the Company’s severance and change of control arrangements, and various factors that serve to mitigate those risks. Such mitigating factors include those set forth above, as well as the annual plan design and benchmarking review by the independent compensation consultant and the MOCC, the MOCC’s review and approval of incentive awards, the Company’s internal controls, and the use of “double-triggers” in severance and change of control arrangements. At its September 2017 meeting, the MOCC reviewed and discussed the risk assessment and determined that the Company’s executive compensation program is not likely to have a material adverse impact on the Company, and recommended that the Audit Committee make the same determination as well. As a result, the MOCC did not make any changes to the Company’s executive compensation program.

Graco Inc. 2018 Proxy Statement

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component using a reputable third-party salary survey of similarly sized manufacturing companies and industry peer group data;

•	An annual review of NEO compensation and benefits tally sheets;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent advisory, non-binding vote on the compensation of the NEOs.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Willis Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary, short-term incentive and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Willis Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation;

•	Reviewing the composition of the industry peer group used to benchmark executive compensation; and

•	Reviewing the Company’s executive compensation risk assessment.

Our Company’s management engaged Willis Towers Watson to perform certain non-executive compensation services in 2017. The total fees for these services were less than $120,000.

The MOCC reviews the independence of the executive compensation consultant on an annual basis. In evaluating Willis Towers Watson’s independence, the MOCC considers all factors relevant to Willis Towers Watson’s independence from management, including the following:

•	The provision of other services to the Company by Willis Towers Watson;

•	The amount of fees received by Willis Towers Watson from the Company as a percentage of Willis Towers Watson’s total revenue;

•	Willis Towers Watson’s compliance with the policies and procedures it has adopted to prevent conflicts of interest;

•	The lack of any business or personal relationships between the individual Willis Towers Watson consultants performing services for the Company and any member of the MOCC;

Graco Inc. 2018 Proxy Statement

•	The lack of any ownership of Company stock by the individual Willis Towers Watson consultants performing services for the Company; and

•	The lack of any business or personal relationships between any executive officers of the Company and Willis Towers Watson or the individual Willis Towers Watson consultants performing services for the Company.

Based on its review, the MOCC concluded there was no conflict of interest that impaired Willis Towers Watson’s independence.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

•	The Vice President, Human Resources and Corporate Communications (“Vice President HR”) and the Director of Global Compensation and Benefits develop and oversee the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

•	The CEO, the Vice President HR, the Vice President, General Counsel and Secretary and the Director of Global Compensation and Benefits attend the MOCC’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;

•	The CEO and the Vice President HR review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short- and long-term incentive plan designs and changes, if warranted;

•	The CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards for all executive officers, excluding the CEO (management does not make a recommendation on CEO pay or pay components); and

•	Following the MOCC’s executive sessions, the Chair of the MOCC provides the Vice President HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Willis Towers Watson to provide survey market data of companies with similar revenues for all executive officer positions, with a focus on the manufacturing industry. The MOCC meets in the fall of each year to review this market data. The market data is derived from Willis Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the market data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing the relative positioning of the compensation of the Company’s executive officers in relation to the market data. When reviewing the relative positioning of each executive officer’s total direct compensation level, the MOCC compares each executive officer to generally comparable positions identified within the market data. The purpose of this annual review is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the market data depending on Company and individual performance. At the same time, Willis Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance and budgetary constraints, and are guided by the 50th percentile of the market data without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive targets and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the executive officer annual incentive plan, which percentage has been consistent for several years. The MOCC targets the value of the long-term incentive awards for the NEOs at the 75th percentile for comparable positions within the Willis Towers Watson database, although the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The reason for targeting the 75th percentile is to encourage above-market performance. In addition, the MOCC believes that the opportunity for

Graco Inc. 2018 Proxy Statement

above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applied to specific compensation decisions for our NEOs for 2017.

Our Company’s Peer Group

The MOCC and Willis Towers Watson reviewed and analyzed the Graco Peer Group in 2016. Based on that review and analysis, the MOCC determined not to make any changes to the Graco Peer Group, believing the Graco Peer Group is appropriately aligned with the Company in terms of industry, size, life cycle stage, labor market, and revenue and market capitalization characteristics. The following table lists the companies that were in the Graco Peer Group when the MOCC set 2017 compensation levels for the executive officers, and includes financial and headcount data for the Company and the Graco Peer Group:

Graco Peer Group(1)
Actuant Corporation	Donaldson Company, Inc.		Simpson Manufacturing Co., Inc.
Albany International Corp.	Franklin Electric Co., Inc.		Snap-on Inc.
AO Smith Corp.	IDEX Corporation		Tennant Company
Apogee Enterprises, Inc.	Kennametal Inc.		The Toro Company
Barnes Group Inc.	Middleby Corp.		TransDigm Group Incorporated
Chart Industries Inc.	Nordson Corporation		Woodward, Inc.
Crane Co.	Polaris Industries, Inc.
Most Recent Fiscal Year
	Revenue ($M)	Market Capitalization ($M)	Market Cap-to- Revenue Ratio	Employees
Graco	1,474.7	7,656.6	5.19	3,500
Graco Peer Group - Median(2)	2,082.8	4,494.5	2.13	6,994

(1)	CLARCOR Inc. was removed from the Graco Peer Group at the time it was acquired by Parker Hannifin in February 2017.
(2)	Represents most recent fiscal year data available from Equilar as of February 1, 2018.

Given that compensation data for the CEO and CFO positions of the Graco Peer Group are readily available in securities filings, the MOCC used the Graco Peer Group as a primary source of data when setting 2017 compensation levels for the Company’s CEO and CFO. Compensation data for all other executive officer positions in the Graco Peer Group are limited to those executive officers identified in securities filings, which positions may or may not correspond to the positions held by, and responsibilities of, our other executive officers. Therefore, the MOCC used the Willis Towers Watson survey data as a primary source of data, and the Graco Peer Group as a secondary source of data to the extent applicable, when setting 2017 compensation levels for the Company’s other executive officers.

Graco Inc. 2018 Proxy Statement

Components of the Executive Compensation Program

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of three primary total compensation components: base salary; short-term incentives; and long-term incentives. The following table summarizes each of these components of compensation:

Component	Form of Compensation	Purpose	Key Characteristics	At Risk
Base Salary	Cash	Recognizes individual work experience, performance, skill and level of responsibility	Fixed compensation Guided by the 50th percentile market data, but subject to individual performance in prior year and budget constraints Used to compute other components of compensation	No
Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary	Yes, fluctuates based on corporate and division/region performance; may not pay out if pre-established, measureable goals are not met
Long-Term Incentives (LTI)	Stock options	Motivates attainment of long-term goals and overall operational growth	Variable compensation provided to reward Company’s long-term performance	Yes, stock options increase in value only if share price rises above grant date fair market value
		Aligns executives’ interests with shareholders’ interests Retains executive talent through gradual vesting schedule	Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date

In addition to reviewing the benchmark data described above, the MOCC reviews compensation and benefits tally sheets for our projected NEOs showing their current and potential total compensation and benefits components. The tally sheets also display estimated compensation and benefits for hypothetical change of control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2017 provided actual compensation for 2015 and 2016 and target annual compensation for 2017. These tally sheets also provided retirement balances as of December 31, 2016, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances and the projected value of stock awards based on assumptions regarding stock price appreciation.

The MOCC strives to maintain a reasonable and competitive balance between fixed and variable elements of compensation. The MOCC believes the compensation mix and amount paid to each of our executive officers is market-based, reasonable and competitive. The 2017 pay mix at target for our CEO and other NEOs is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance and corporate/division/region results. The “at risk” pay components comprised between 65% and 86% of the total target annual direct compensation for 2017 to align our NEOs’ compensation with the performance of the Company and the creation of shareholder value.

Graco Inc. 2018 Proxy Statement

Base Salary

Base salary is fixed compensation. Annual salary increases are based on individual performance and budgetary constraints, and are guided by the 50th percentile market data.

For 2017, the merit increase decisions for the NEOs were based on the criteria identified above. Additional information on individual salary adjustments for 2017 is provided in the “Compensation of Individual Named Executive Officers” section below.

Short-Term Incentives (STI)

The Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) is designed to motivate the executive officers of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain employees of the Company. The Incentive Bonus Plan gave the MOCC discretion to grant awards that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (prior to the recent tax reform legislation that repealed the exemption for performance-based compensation), as well as awards that are not intended to so qualify. The MOCC has the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan also permits the MOCC to establish performance periods based on a performance period of any length. Potential payouts under the Incentive Bonus Plan are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for several years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are typically paid in cash in March following the calendar year-end and are based upon the MOCC’s determination of financial performance against pre-established targets.

At its meeting in February 2017, the MOCC approved participation of the CEO and other executive officers in the Incentive Bonus Plan for 2017. The threshold, target and maximum payout levels as a percent of target and as a percent of base salary for 2017 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

The MOCC established two financial measures for the Incentive Bonus Plan: net sales and EPS growth over the prior year. Net sales and EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Incentive Bonus Plan because the MOCC desires to motivate the officers to achieve profitable business growth consistent with our long-term financial objectives. The MOCC utilized projected global gross domestic product (“GDP”) growth rates as a guide in setting the 2017 target performance levels. At the time the MOCC established the 2017 target performance levels, the MOCC determined that final bonus payout calculations for corporate, worldwide division and region EPS would exclude certain purchase accounting and one-time transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of changes in accounting for stock compensation. In calculating final 2017 bonus payouts, the MOCC elected to exclude from the EPS calculation certain purchase accounting and one-time transaction costs related to acquisitions, the initial valuation of certain acquisitions, certain acquisition earn out adjustments, and the effects of changes in accounting for stock compensation. The MOCC also elected to exclude the impacts of pension plan restructuring in

Graco Inc. 2018 Proxy Statement

2017, U.S. federal income tax reform passed at the end of 2017, and tax planning and other non-recurring tax charges in 2017. The MOCC believes these adjustments provide a better measure of operating performance in 2017. As a result, the Adjusted EPS results of $1.46 are slightly higher than the adjusted EPS reported in our earnings release.

The 2017 incentive award payouts were based upon the achievement of specified levels of net sales and Adjusted EPS at the corporate and division/region levels. Financial performance levels and actual results for the 2017 Incentive Bonus Plan were as follows:

Financial Metric	Metric Weighting	2017 Target Performance Level (As % of 2016 Actual Results)	2017 Threshold Performance Level (As % of 2017 Target Performance)	2017 Maximum Performance Level (As % of 2017 Target Performance)	2017 Results (As % of 2017 Target Performance)
CEO

Corporate Net Sales	50%	105%	90%	105%	106%

Corporate Adjusted EPS	50%	109%	90%	105%	114%
CFO and Function Executives (HR, Legal and Finance)

Corporate Net Sales	50%	105%	90%	105%	106%

Corporate Adjusted EPS	50%	109%	90%	105%	114%
Division and Region Executives

Corporate Net Sales	25%	105%	90%	105%	106%

Corporate Adjusted EPS	25%	109%	90%	105%	114%

Worldwide Division or Region Net Sales	25%	104-109%	90-91%	105-107%	89-110%

Worldwide Division or Region Adjusted EPS	25%	103-146%%	66-91%	105-132%	107-137%

Graco Inc. 2018 Proxy Statement

The 2017 financial results produced above target payouts for the Incentive Bonus Plan. The Incentive Bonus Plan targets as a percentage of base salary, awards at target, performance achievements, actual payouts and payouts as a percentage of base salary for each NEO were as follows:

Named Executive Officer	2017 Base Salary	Target as a % of Base Salary	Award at Target	Performance Achievement	Payout Based on Performance Achievement	Payout as a % of Base Salary
Patrick J. McHale	$792,200	100%	$792,200	150%	$1,188,300	150%
Christian E. Rothe	$397,710	70%	$278,397	150%	$417,596	105%
Dale D. Johnson	$396,000	70%	$277,200	150%	$415,800	105%
Mark W. Sheahan	$358,500	70%	$250,950	150%	$376,425	105%
Jeffrey P. Johnson	$342,400	70%	$239,680	150%	$359,520	105%

The MOCC has the authority to make adjustments to Incentive Bonus Plan awards based on unanticipated or special circumstances. The MOCC also has the authority to award special bonuses outside of the Incentive Bonus Plan to individual executive officers, but no such special bonuses were awarded.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on a review of the market data. The MOCC is guided by the 75th percentile of the market data for comparable groupings of positions to determine the economic value of such awards. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer.

Under the terms of the Graco Inc. 2015 Stock Incentive Plan (the “2015 Plan”), the MOCC must approve all stock option grants to executive officers. In February 2017, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2015 Plan as the last sale price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2015 Plan prohibits the repricing of stock options.

In 2017, the MOCC granted the following stock option awards to the NEOs under the 2015 Plan:

Named Executive Officer	Stock Option Award (Number of Shares)(1)	Grant Date Fair Value ($)
Patrick J. McHale	488,094	3,894,990
Christian E. Rothe	65,760	524,765
Dale D. Johnson	52,620	419,908
Mark W. Sheahan	52,620	419,908
Jeffrey P. Johnson	52,620	419,908

(1) Adjusted for three-for-one stock split completed December 27, 2017.

Graco Inc. 2018 Proxy Statement

Compensation of Individual Named Executive Officers

Patrick J. McHale

President and Chief Executive Officer

Mr. McHale’s base salary as of December 2016 was below the median of the 2016 Willis Towers Watson survey data. In December 2016, the MOCC approved a base salary increase of 2.5% to $792,200 for 2017 based on Mr. McHale’s relative position in the market and individual performance. The increase was in line with the Market Increase Projection. Based on 2017 corporate net sales and corporate Adjusted EPS performance, Mr. McHale received a $1,188,300 bonus payout under the Incentive Bonus Plan. Mr. McHale’s bonus payout represented 150% of his target award. Based on the process described above for setting long-term incentive awards, Mr. McHale received a stock option award of 488,094 shares in February 2017.

Christian E. Rothe

Chief Financial Officer and Treasurer

Mr. Rothe’s base salary as of December 2016 was below the median of the 2016 Willis Towers Watson survey data. In December 2016, the MOCC approved a base salary increase of 6% to $397,710 for 2017 based on Mr. Rothe’s relative position in the market and individual performance. Based on 2017 corporate net sales and corporate Adjusted EPS performance, Mr. Rothe received a $417,596 bonus payment under the Incentive Bonus Plan. Mr. Rothe’s bonus payout represented 150% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Rothe received a stock option award of 65,760 shares in February 2017.

Dale D. Johnson

President, Worldwide Contractor Equipment Division

Mr. Johnson’s base salary as of December 2016 was above the median of the 2016 Willis Towers Watson survey data. His highly competitive base compensation is based on key factors such as long tenure, strong past performance and individual contributions to the Company. In December 2016, the MOCC approved a 4% increase to Mr. Johnson’s base salary to $396,000 for 2017 based on his relative position in the market and individual performance. Based on 2017 corporate net sales, corporate Adjusted EPS, worldwide Contractor Equipment Division net sales, and worldwide Contractor Equipment Division Adjusted EPS performance, Mr. Johnson received a $415,800 cash bonus payout under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represented 150% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 52,620 shares in February 2017.

Mark W. Sheahan

Vice President and General Manager, Applied Fluid Technologies Division

Mr. Sheahan’s base salary as of December 2016 was above the median of the 2016 Willis Towers Watson survey data. In December 2016, the MOCC approved a 5% increase to Mr. Sheahan’s base salary to $358,500 for 2017 based on his relative position in the market and individual performance. Based on 2017 corporate net sales, corporate Adjusted EPS, worldwide Applied Fluid Technologies Division net sales, and worldwide Applied Fluid Technologies Division Adjusted EPS performance, Mr. Sheahan received a $376,425 bonus payout under the Incentive Bonus Plan. Mr. Sheahan’s bonus payout represented 150% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Sheahan received a stock option award of 52,620 shares in February 2017.

Jeffrey P. Johnson

Vice President and General Manager, EMEA

Mr. Johnson’s base salary as of December 2016 was at approximately the median of the 2016 Willis Towers Watson survey data. In December 2016, the MOCC approved a 4% increase to Mr. Johnson’s base salary to $342,400 for 2017 based on his relative position in the market and individual performance. Based on 2017 corporate net sales, corporate Adjusted EPS, worldwide EMEA net sales, and worldwide EMEA Adjusted EPS performance, Mr. Johnson received a $359,520 bonus payout under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represents 150% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 52,620 shares in February 2017.

Compensation Decisions for 2018

In December of 2017, the MOCC increased the base salaries of each of the NEOs between 3% and 15% effective January 1, 2018. At its February 2018 meeting, the MOCC kept each NEO’s target annual cash incentive payout as a percent of base salary the same for 2018, and granted under the 2015 Plan stock option awards of 351,830 shares to Mr. McHale, 54,730 shares to Mr.

Graco Inc. 2018 Proxy Statement

Rothe, 35,180 shares to Mr. D. Johnson, 35,180 shares to Mr. Sheahan, and 33,220 shares to Mr. J. Johnson.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

•	Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we established the Graco Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

•	Supplemental Long-Term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.

•	Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our CEO and the U.S.-based executive officers reporting directly to him for certain financial planning expenses to encourage them to maximize the value of their compensation and benefit programs. In 2017, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for the other U.S.-based NEOs. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the U.S. an executive physical examination program through the Mayo Clinic. This program provides a physical examination every three years for executives under age 40, every other year for executives from age 40 through 49, and every year for executives age 50 and older. Executives may also be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events.

Severance and Change of Control Arrangements

We have entered into Key Employee Agreements with the CEO and each of the other NEOs, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating certain executive officers’ employment;

•	Protect our Company by obtaining non-compete covenants from certain executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of Key Employee Agreement was approved by the MOCC in December 2007 after reviewing the Key Employee Agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes each executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction, and facilitate an orderly transition. In the event of a change of control of our Company,

Graco Inc. 2018 Proxy Statement

the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the Key Employee Agreements provide severance benefits in the case of resignation for good reason following a change of control.

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes the Company benefits from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Our equity awards for executive officers and certain key managers provide for accelerated vesting or lapse of restrictions upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officers’ equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Hedging and Pledging

The Company’s directors and executive officers are prohibited from hedging Company stock. The Company’s directors and executive officers are also prohibited from pledging Company stock without first obtaining the proper level of approval. Any pledges of Company stock by a director or an executive officer (other than the CEO or the General Counsel) must be approved in advance by the CEO and the General Counsel in consultation with the Chair of the Governance Committee. Any pledges of Company stock by the CEO or the General Counsel must be approved in advance by the Governance Committee. All approvals of pledges of Company stock, if granted, will be on a discretionary basis, considering the following criteria:

•	To ensure continued alignment between the interests of individual directors and executive officers with the long-term interests of shareholders, pledged shares will not be counted toward the Company’s stock ownership guidelines. As a result, an individual director or executive officer may only pledge those shares he or she owns that are in excess of his or her individual holding requirement.

•	To reduce the potential adverse impact pledged shares may have on the Company’s stock price, approvals will not be granted unless the sum of (i) the aggregate number of shares pledged by all directors and executive officers at the time of the requested pledge plus (ii) the number of shares requested to be pledged is equal to or less than an amount equal to two times (2X) the average daily trading volume in the Company’s stock during the preceding thirty (30) days.

•	Such other factors as the CEO, the General Counsel and the Chair of the Governance Committee (or the Governance Committee, as the case may be) deem relevant in determining whether or not to approve the requested pledge.

During 2017, there were no Company shares pledged or hedged by directors or executive officers.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain executive officers. On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act significantly changes the executive compensation deduction rules of Section 162(m). Prior to the Act, the $1 million limitation did not apply to compensation that qualified as “performance-based compensation.” Annual cash incentives meeting certain conditions and stock option awards constituted performance-based compensation and were generally fully deductible. However, the Act repealed the performance-based compensation exception to the $1 million deduction limitation for tax years beginning after December 31, 2017, such that compensation paid to executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in effect as of November 2, 2017, which are not materially modified after that date. The MOCC continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the

Graco Inc. 2018 Proxy Statement

Company.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee

Mr. J. Kevin Gilligan, Chair
Mr. Eric P. Etchart
Ms. Jody H. Feragen
Mr. Lee R. Mitau
Ms. Martha A. Morfitt
Ms. Emily C. White

Graco Inc. 2018 Proxy Statement

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated Named Executive Officers during the fiscal years ended December 29, 2017, December 30, 2016 and December 25, 2015.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Patrick J. McHale	2017	792,200	—	—	3,894,990	1,188,300	1,346,000	12,760	7,234,251
President and Chief	2016	772,900	—	—	3,799,912	466,021	741,000	13,961	5,793,794
Executive Officer	2015	750,400	—	—	3,397,563	910,538	815,000	18,864	5,892,365
Christian E. Rothe	2017	397,710	—	—	524,765	417,596	—	16,551	1,356,622
Chief Financial Officer	2016	375,200	—	—	499,829	158,359	—	17,674	1,051,062
and Treasurer	2015	295,467	150,000	—	251,999	158,882	—	17,618	873,966
Dale D. Johnson	2017	396,000	—	—	419,908	415,800	359,000	18,635	1,609,343
President, Worldwide	2016	380,700	2,259	—	399,901	249,967	533,000	14,357	1,580,184
Contractor Equipment	2015	366,100	150,000	—	367,928	268,492	625,000	24,196	1,801,716
Division
Mark W. Sheahan	2017	358,500	—	—	419,908	376,425	357,000	14,558	1,526,391
Vice President and	2016	341,400	—	—	399,901	131,627	280,000	14,293	1,167,221
General Manager,	2015	317,600	150,000	—	367,928	214,012	166,000	23,180	1,056,720
AFTD
Jeffrey P. Johnson	2017	342,400	—	—	419,908	359,520	—	259,544	1,381,372
Vice President and	2016	329,300	—	—	399,901	232,798	—	257,555	1,219,554
General Manager,	2015	316,600	150,000	—	367,928	176,919	—	245,637	1,257,084
EMEA

(1)	Bonus includes any anniversary service awards or discretionary bonuses.

(2)	The amounts reported in the Option Awards column represent the aggregate grant date fair market value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.

(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Incentive Bonus Plan. The Incentive Bonus Plan has a 100% of base salary target payout and a 150% of base salary maximum payout for Mr. McHale, and a 70% of base salary target payout and a 105% of base salary maximum payout for the other NEOs. See “Grants of Plan-Based Awards in 2017” below. At its February 16, 2018 meeting, the MOCC certified that the NEOs who participated in the Incentive Bonus Plan for 2017 were entitled to payouts as follows:

2017 Incentive Bonus Plan
Named Executive Officer	Payout as a Percent of Target Opportunity	Payout as a Percent of 2017 Base Salary
Patrick J. McHale	150%	150%
Christian E. Rothe	150%	105%
Dale D. Johnson	150%	105%
Mark. W. Sheahan	150%	105%
Jeffrey P. Johnson	150%	105%

(4)

The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan and nonqualified excess benefits plan known as the Graco Restoration Plan. As of December 29, 2017, the changes were as follows: Mr. McHale: $201,000 (qualified pension) and $1,145,000 (nonqualified restoration); Mr. D. Johnson: $139,000 (qualified pension) and

Graco Inc. 2018 Proxy Statement

$220,000 (nonqualified restoration); and Mr. Sheahan: $157,000 (qualified pension) and $200,000 (nonqualified restoration).

(5)	The amounts shown in the All Other Compensation column for 2017 reflect the following for Messrs. McHale, Rothe, D. Johnson, Sheahan and J. Johnson:

	Mr. McHale	Mr. Rothe	Mr. D. Johnson	Mr. Sheahan	Mr. J. Johnson
Employee Investment Plan Matching Contribution	$8,100	$7,734	$8,100	$7,955	$8,100
Employee Investment Plan Basic Contribution	—	$4,050	—	—	$4,050
Other Perquisites	$4,660	$4,767	$10,535	$6,603	$247,394
Total	$12,760	$16,551	$18,635	$14,558	$259,544

The Other Perquisites consist of Company-provided incremental cost for long-term disability coverage, financial planning, spousal travel, miscellaneous travel and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount. In Mr. J. Johnson’s case, the Other Perquisites also include the following benefits provided to him in connection with his expatriate assignment to Belgium: (1) cost of living adjustment ($28,102); (2) housing, utilities, home maintenance and monitoring ($87,152); (3) payment of travel expenses related to home leave ($11,611); (4) education allowances for his children ($84,231); and (5) Company-provided automobile and related expenses ($24,395).

Grants of Plan-Based Awards in 2017

On February 17, 2017, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the Graco Inc. 2015 Stock Incentive Plan. The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Under the Incentive Bonus Plan, the payout upon achievement of applicable financial measures ranges from a minimum of 0% to a maximum of 150% of base salary for Mr. McHale and a minimum of 0% to a maximum of 105% of base salary for the other NEOs.

Grants of Plan-Based Awards for Fiscal Year Ending December 29, 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/sh)(1, 2)	Closing Market Price of Common Stock on Grant Date ($/sh)(1, 2)	Grant Date Fair Value of Stock or Option Award ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Patrick J. McHale	2/17/2017				488,094	30.35	30.39	3,894,990
		0	792,200	1,188,300
Christian E. Rothe	2/17/2017				65,760	30.35	30.93	524,765
		0	278,397	417,596
Dale D. Johnson	2/17/2017				52,620	30.35	30.93	419,908
		0	277,200	415,800
Mark W. Sheahan	2/17/2017				52,620	30.35	30.93	419,908
		0	250,950	376,425
Jeffrey P. Johnson	2/17/2017				52,620	30.35	30.93	419,908
		0	239,680	359,520

(1)	Adjusted for three-for-one stock split completed December 27, 2017.

(2)

The Graco Inc. 2015 Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on

Graco Inc. 2018 Proxy Statement

the day preceding the date of grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(3)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards using a split-adjusted value per share of $7.98.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 29, 2017:

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1, 2)		Option Exercise Price ($)(2)	Option Expiration Date
		(#) Exercisable	(#) Unexercisable
Patrick J. McHale	2/17/2017	0	488,094	30.35	2/17/2027
	2/12/2016	150,870	452,610	23.85	2/12/2026
	2/13/2015	217,606	217,607	24.79	2/13/2025
	2/14/2014	276,862	92,288	24.93	2/14/2024
	2/15/2013	405,000	0	19.58	2/15/2023
	2/17/2012	390,000	0	16.61	2/17/2022
Christian E. Rothe	2/17/2017	0	65,760	30.35	2/17/2027
	2/12/2016	19,845	59,535	23.85	2/12/2026
	2/13/2015	16,140	16,140	24.79	2/13/2025
	2/14/2014	20,295	6,765	24.93	2/14/2024
	2/15/2013	30,000	0	19.58	2/15/2023
	2/17/2012	26,700	0	16.61	2/17/2022
Dale D. Johnson	2/17/2017	0	52,620	30.35	2/17/2027
	2/12/2016	15,877	47,633	23.85	2/12/2026
	2/13/2015	23,565	23,565	24.79	2/13/2025
	2/14/2014	32,310	10,770	24.93	2/14/2024
	2/15/2013	54,000	0	19.58	2/15/2023
	2/17/2012	55,800	0	16.61	2/17/2022
	2/18/2011	54,000	0	14.24	2/18/2021
	2/12/2010	90,000	0	9.06	2/12/2020
Mark W. Sheahan	2/17/2017	0	52,620	30.35	2/17/2027
	2/12/2016	15,877	47,633	23.85	2/12/2026
	2/13/2015	23,565	23,565	24.79	2/13/2025
	2/14/2014	32,310	10,770	24.93	2/14/2024
	2/15/2013	54,000	0	19.58	2/15/2023
	2/17/2012	55,800	0	16.61	2/17/2022
	2/18/2011	54,000	0	14.24	2/18/2021
Jeffrey P. Johnson	2/17/2017	0	52,620	30.35	2/17/2027
	2/12/2016	15,877	47,633	23.85	2/12/2026
	2/13/2015	23,565	23,565	24.79	2/13/2025
	2/14/2014	32,310	10,770	24.93	2/14/2024
	2/15/2013	54,000	0	19.58	2/15/2023
	2/17/2012	55,800	0	16.61	2/17/2022
	2/18/2011	54,000	0	14.24	2/18/2021
	2/12/2010	90,000	0	9.06	2/12/2020

(1)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(2)	Adjusted for three-for-one stock split completed December 27, 2017.

Graco Inc. 2018 Proxy Statement

Option Exercises and Stock Vested in 2017

The following table summarizes the options exercised by each Named Executive Officer in 2017:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Patrick J. McHale	1,447,500	45,171,072
Christian E. Rothe	45,000	1,234,125
Dale D. Johnson	298,500	7,241,117
Mark W. Sheahan	90,000	3,124,206
Jeffrey P. Johnson	84,000	2,158,800

(1)	Adjusted for three-for-one stock split completed December 27, 2017.

(2)	The value realized on the exercise of stock options is the difference between the market price of Graco common stock at exercise and the exercise price of the stock option.

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of an executive officer involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for the severance period;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without Cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for Good Reason (as defined below):

•	Pro-rata bonus for year of termination based on performance at the target level;

•	Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code Section 409A);

•	Continued medical, dental and life insurance for the severance period;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan;

•	Reimbursement of reasonable legal fees incurred to enforce the agreement; and

•	Gross-up of income taxes, and excise taxes related to such gross-up payment, due under the “excess parachute” provisions of the Internal Revenue Code (the “Code”), subject to a reduction of benefits of up to $25,000 to avoid such taxes.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial

Graco Inc. 2018 Proxy Statement

ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; (ii) change of 50% or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s position, duties or responsibilities as in effect immediately prior to the Change of Control; (ii) material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the executive officer in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officers agree to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is three years, followed by automatic annual renewals, unless either party gives six months’ notice of non-renewal.

Except as indicated above with respect to the CEO, the same form of agreement has been provided to each Named Executive Officer.

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control table, or Pension Benefits table.

Pursuant to the Incentive Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused vacation time. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments incurred during the fiscal year.

Graco Inc. 2018 Proxy Statement

The following table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all U.S. salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 29, 2017:

Potential Payments Upon Termination or Following a Change of Control at December 29, 2017

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1) ($)	Involuntary (Not for Cause) Termination(2) ($)	Retirement ($)	Death(3) ($)	Disability(3) ($)
Patrick J. McHale	28,609,819	3,694,547	485,000	485,000	746,600
Christian E. Rothe	4,894,133	696,481	0	0	258,000
Dale D. Johnson	4,163,222	952,438	265,800	265,800	527,400
Mark W. Sheahan	3,867,257	718,955	88,500	88,500	331,815
Jeffrey P. Johnson	3,711,874	605,664	0	0	228,933

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 29, 2017, which include:

●	Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. McHale is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to two times their base salary and target annual bonus.

●	The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 29, 2017 and the option exercise price.

●	Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Restoration Plan may be found in the Pension Benefits table and the accompanying narrative on page 37. The incremental benefit amount was determined using additional pay and earnings based on December 29, 2017 base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 29, 2017 termination date, current year bonus would be paid in accordance with the Incentive Bonus Plan. See the Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 30.

●	Gross-up of income taxes and related excise taxes.

The value of other benefits (post-employment health care premiums and life insurance premiums).

(2)	Reflects two years of base salary and target annual bonus for Mr. McHale and one year of base salary and target annual bonus for the other NEOs. Should our Company elect to extend the non-compete duration beyond one year, the payment amount for the NEOs, except for Mr. McHale, would increase.

(3)	Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches his or her Social Security normal retirement age or is no longer disabled.

Retirement Benefits

Graco Employee Retirement Plan

The Graco Employee Retirement Plan (2016 Restatement) (the “Original Plan”) is a funded defined benefit plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of our eligible employees. The Original Plan was frozen to employees newly hired on or after January 1, 2006. Each of the Named Executive Officers was eligible for benefits under the Original Plan except for Messrs. Rothe and J. Johnson as they were hired by the Company after January 1, 2006. Each of the Named Executive

Graco Inc. 2018 Proxy Statement

Officers was eligible for benefits under the Original Plan except for Messrs. Rothe and J. Johnson as they were hired by the Company after January 1, 2006.

In late 2017, the Company restructured the Original Plan by spinning off a portion of the Original Plan’s benefits (and associated assets) into two new defined benefit pension plans, the Graco Employee Retirement Plan – Blue (2017 Statement) (the “Blue Plan”) and the Graco Employee Retirement Plan – Gray (2017 Statement) (the “Gray Plan”). After the spin-off, the Company transferred the remaining benefits (and associated assets) from the Original Plan to an annuity provider and then terminated the Original Plan. The terms and conditions of the Blue Plan and the Gray Plan are identical in all material respects to the terms and conditions of the Original Plan. As with the Original Plan, eligible executive officers participate in the Blue Plan on the same terms as the rest of our eligible employees. There are no active employees in the Gray Plan. Accordingly, the Blue Plan is referred to as the “Graco Employee Retirement Plan” or the “Retirement Plan” in this Proxy Statement.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5% of a participant’s average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service. Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s pension benefit is to begin prior to the participant turning age 65. If a participant continues in employment with the Company after his normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are survivor annuity form or a term certain form. A survivor annuity form is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50%, 66 2/3%, 75% or 100% (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the survivor annuity form shall be actuarially equivalent to the value of the amounts payable in the single life annuity form. Term certain form is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before the participant’s pension is to begin.

Graco Restoration Plan

Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Restoration Plan (2005 Statement) (the “Graco Restoration Plan” or the “Restoration Plan”). This plan is a nonqualified excess benefit plan, designed to provide retirement benefits to eligible executives and other highly compensated employees as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee who is a participant in the Retirement Plan and who has experienced a legislative reduction in benefits under the Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for several default forms of distribution. If the participant is single at the time distribution of a participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of a participant’s benefit is to commence, a participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after

Graco Inc. 2018 Proxy Statement

the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of a participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.

The actuarial present values of accumulated benefits as of December 29, 2017 for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations referenced in footnote 1 to the Pension Benefits table.

Pension Benefits at 2017 Fiscal Year End

Name	Plan Name	Years Credited Service (#)	Present Value of Accumulated Benefit(1,2) ($)	Payments During Last Fiscal Year ($)
Patrick J. McHale(3)	Graco Employee Retirement Plan	28.1	1,158,000	—
	Graco Restoration Plan	28.1	7,107,000	—
Dale D. Johnson(3)	Graco Employee Retirement Plan	41.9	2,001,000	—

	Graco Restoration Plan	41.9	3,740,000	—
Mark W. Sheahan	Graco Employee Retirement Plan	22.3	823,000	—
	Graco Restoration Plan	22.3	1,159,000	—

(1)	Information concerning the assumptions used in accounting for retirement benefits may be found in Item 8, Financial Statements and Supplementary Data, Note J to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.

(2)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits. Based on age and credited years of service, Mr. D. Johnson was eligible for unreduced benefits upon reaching age 62.

(3)	Based on age and credited years of service, Messrs. McHale and D. Johnson are eligible for early retirement benefits under the Retirement Plan and the Restoration Plan.

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are

Graco Inc. 2018 Proxy Statement

available to general creditors in the event of the Company’s insolvency. This plan was adopted following the freezing of the Graco Inc. Deferred Compensation Plan (1992 Restatement) (the “1992 Deferred Compensation Plan”) effective December 31, 2004. Only a select group of management and highly compensated employees are eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer 1% to 50% of his or her base salary or advance sales incentive and/or 1% to 100% of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.

Effective December 31, 2004, Graco froze the 1992 Deferred Compensation Plan. A participant in the 1992 Deferred Compensation Plan could have deferred 1% to 25% of his or her base salary or advance sales incentive and/or 1% to 50% of his or her annual bonus and year-end sales incentive award. The 1992 Deferred Compensation Plan was amended August 1, 2007 to use the same measurement funds as provided for in the Deferred Compensation Plan.

A participant in the 1992 Deferred Compensation Plan is eligible for distribution upon his or her retirement on or after the date the participant attains age 55 and completes at least five years of service. The monthly amount of a participant’s benefit will be determined by dividing his or her account balance by the number of months of the payout period that was irrevocably selected by the participant upon enrollment or the number of months necessary to provide a minimum monthly payment of $1,000.

Nonqualified Deferred Compensation at 2017 Fiscal Year End

As of December 29, 2017, no NEOs were contributing to the Deferred Compensation Plan.

CEO Succession Planning

Our Board is responsible for reviewing and approving, upon recommendation of the Management Organization and Compensation Committee, management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. Our Management Organization and Compensation Committee is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our Vice President HR, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.

CEO Pay Ratio

In 2015, the Securities Exchange Commission adopted a rule that requires a public company to disclose the ratio of the compensation of its chief executive officer to the median compensation of its employees. The rule, mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires companies to provide disclosure of their pay ratios for their first fiscal year beginning on or after January 1, 2017. Given that the Company’s first fiscal year beginning on or after January 1, 2017 did not start until December 30, 2017, the Company is not required to disclose its pay ratio in this Proxy Statement.

Graco Inc. 2018 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 29, 2017:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,289,694	$21.99	18,960,483

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following information, furnished as of February 26, 2018, indicates beneficial ownership of the common shares of our Company by each director, each nominee for election as director, the Named Executive Officers and by all current directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1,2)	Percent of Common Stock Outstanding(3)	Phantom Stock Units(2)
William J. Carroll(4)	164,247	—	50,971
Eric P. Etchart	109,230	—	5,032
Jack W. Eugster	220,329	—	50,762
Jody H. Feragen	24,596	—	—
J. Kevin Gilligan	137,379	—	76,585
Dale D. Johnson(5)	597,245	—	—
Jeffrey P. Johnson	419,777	—	—
Patrick J. McHale(5)	2,822,978	1.7%	—
Lee R. Mitau	293,490	—	166,965
Martha A. Morfitt	322,047	—	96,777
Christian E. Rothe	176,960	—	—
Mark W. Sheahan(5, 6)	349,978	—	—
R. William Van Sant	54,678	—	62,404
Emily C. White	—	—	—
All current directors and executive officers as a group (23 persons)(4, 5, 6)	8,884,248	5.1%

(1)	Includes shares which the non-employee directors and executive officers have a right, as of April 27, 2018, to acquire beneficial ownership of upon the exercise of vested stock options, in the following amounts: Mr. Carroll (91,278 shares), Mr. Etchart (69,978 shares), Mr. Eugster (142,878 shares), Ms. Feragen (9,000 shares), Mr. Gilligan (91,278 shares), Mr. D. Johnson (377,137 shares), Mr. J. Johnson (377,137 shares), Mr. McHale (1,914,322 shares), Mr. Mitau (117,078 shares), Ms. Morfitt (129,978 shares), Mr. Rothe (164,100 shares), Mr. Sheahan (287,137 shares), and Mr. Van Sant (39,678 shares). The aggregate number of shares which all current non-employee directors and executive officers have the right to acquire by this method is 691,146 and 5,468,813 respectively.

(2)	Beneficial ownership excludes phantom stock units held by each individual non-employee director as of February 26, 2018. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, starting January 10 of the year following the separation of the non-employee director from service. The information in the column “Phantom Stock Units” is not required by the rules of the Securities and Exchange Commission because the phantom stock units carry no voting rights and the non-employee director has no right or ability to convert the phantom stock to common stock within 60 days of February 26, 2018. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1% if no percentage is given.

Graco Inc. 2018 Proxy Statement

(4)	Includes 6,660 shares held in trusts for the benefit of three of Mr. Carroll’s grandchildren. Mr. Carroll’s spouse is the trustee of the trusts.

(5)	Includes 24,244 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. D. Johnson (8,603 shares), Mr. McHale (5,756 shares) and Mr. Sheahan (1,336 shares). The balance of the 24,244 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(6)	Includes 2,892 shares held by Mr. Sheahan’s spouse.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 31, 2017, more than 5% of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting:

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	16,625,363	9.9%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	14,002,690	8.3%

Fiera Capital Corporation.(3) 1501 McGill College, Suite 800 Montreal, Quebec H3A 3M8 Canada	10,128,118	6.0%

(1)	In a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018, The Vanguard Group reported that, as of December 31, 2017, it has sole voting power over 93,315 shares, shared voting power over 14,032 shares, sole dispositive power over 16,531,015 shares and shared dispositive power over 94,348 shares.

(2)	In a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2018, BlackRock, Inc. reported that, as of December 31, 2017, it has sole voting power over 13,397,644 shares, shared voting power over 0 shares, sole dispositive power over all 14,002,690 shares and shared dispositive power over 0 shares.

(3)	In a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018, Fiera Capital Corporation reported that, as of December 31, 2017, it has sole voting power over 10,128,118 shares, shared voting power over 0 shares, sole dispositive power over all 10,128,118 shares and shared dispositive power over 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Company’s executive officers, directors, and 10% shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2017.

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy, as amended from time to time, applies to any transaction,

Graco Inc. 2018 Proxy Statement

arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally;

•	Whether the transaction is material to the Company; and

•	The role that the related person played, if any, in arranging the transaction.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of our Company is set at ten. There are currently ten directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. At the Meeting, four persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated William J. Carroll, Jack W. Eugster, R. William Van Sant and Emily C. White for three-year terms expiring in the year 2021. Mr. Carroll, Mr. Eugster and Mr. Van Sant, whose current terms expire at the Meeting, have previously been elected as directors by the shareholders of our Company. Ms. White was elected a director by the Board in December 2017, effective February 15, 2018. For additional information about the nominees, please see the “Nominees and Continuing Directors” section of this Proxy Statement beginning on page 5.

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a majority of the votes cast at the Meeting in order to be elected. In the event that an incumbent director does not receive a majority of the votes cast, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on

Graco Inc. 2018 Proxy Statement

whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Messrs. Carroll, Eugster and Van Sant and Ms. White to terms expiring in 2021.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has acted as the independent registered public accounting firm for the Company since we first went public in 1969. The Audit Committee of the Board, which has selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2018, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any appropriate shareholder questions.

The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2018.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an annual advisory, non-binding vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;
•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;
•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;
•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and
•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named

Graco Inc. 2018 Proxy Statement

Executive Officers as disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2019

Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2019 must follow the procedures provided in Rule 14a-8 under the Securities Exchange Act of 1934 and submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Proxy Statement no later than November 14, 2018.

Any shareholder proposal for the Annual Meeting in year 2019 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January  27, 2019 to be considered and must comply with the other provisions in our bylaws.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Karen Park Gallivan
Secretary

Dated March 14, 2018

Graco Inc. 2018 Proxy Statement

GRACO INC. 88 11TH AVENUE N.E. MINNEAPOLIS, MN 55413-1894	VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GGG2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E36025-P01615	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GRACO INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees	For	Against	Abstain

	1a) William J. Carroll	☐	☐	☐

	1b) Jack W. Eugster	☐	☐	☐

	1c) R. William Van Sant	☐	☐	☐

	1d) Emily C. White	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm.	☐	☐	☐

3.	Approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2017 Overview and Annual Report on Form 10-K are available at

www.proxyvote.com.

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E36026-P01615

GRACO INC.

Annual Meeting of Shareholders

April 27, 2018 1:00 p.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick J. McHale and Christian E. Rothe, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held via live webcast at www.virtualshareholdermeeting.com/GGG2018 on Friday, April 27, 2018, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

If shares are held under the Graco Employee Investment Plan ("Plan"): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 25, 2018, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side